EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Fourth Quarter and Full Year 2013 Results

•	Operating net income[1] of $286.9 million, or $1.00 per share, and net income of $300.8 million, or $1.05 per share, for the quarter on a fully diluted basis

•	Operating net income[1] of $943.0 million, or $3.23 per share, and net income of $1.1 billion, or $3.63 per share, for the full year on a fully diluted basis

•	P&C combined ratio of 93.3% for the quarter, compared to 105.9% in the prior year quarter, and a full year P&C combined ratio of 92.5% compared to 96.3% in the prior year

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $94.3 million compared to $351.8 million in the prior year quarter

•
Operating return on ordinary shareholders' equity[2] excluding and including unrealized gains and losses on investments were 12.5% and 11.5%, respectively, annualized for the quarter, and 10.3% and 9.2%, respectively, for the full year

•
Fully diluted tangible book value per ordinary share[3] of $33.86 at December 31, 2013, an increase from September 30, 2013 of $0.90, or 2.7%, and an increase of $0.51, or 1.5%, from December 31, 2012, including a decrease in unrealized investment gains, net of tax, of $695.4 million for the full year

•	Share buybacks totaled 4.9 million ordinary shares for $150.0 million during the quarter
_________________________
1 Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. “Operating net income”, “return on ordinary shareholders' equity based on operating net income" and "return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “return on ordinary shareholders' equity based on operating net income" and "return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments".

2 Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

3 Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – February 5, 2014 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2013 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

"2013 was another year of solid progress, strengthened results and improvement for XL. Year-over-year, we grew P&C underwriting profit, improved both our calendar and accident year P&C combined ratios and achieved double digit operating return on equity performance, ex-unrealized gains and losses. Our positive assessment regarding 2013 is tempered slightly by a level of large property losses experienced in the quarter, primarily written in North America. But, as we have always taken a long term view as we work toward our goals, we are pleased with what we have achieved, and feel very good about our positioning for the future."

Highlights
Three Months and Year Ended December 31
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Net income (loss) attributable to ordinary shareholders	$300,780	$81,444	$1,059,916	$651,128
Per ordinary share-fully diluted	$1.05	$0.27	$3.63	$2.10

Operating net income (loss)	$286,881	$38,883	$942,968	$614,096
Per ordinary share-fully diluted	$1.00	$0.13	$3.23	$1.98

•
Net income and operating net income of $300.8 million and $286.9 million, respectively, for the quarter increased compared to net income and operating net income of $81.4 million and $38.9 million, respectively, in the prior year quarter, primarily due to lower natural catastrophe losses in the current quarter and higher net income from investment funds and investment manager operating affiliates as compared to the prior year quarter. The P&C combined ratio for the quarter of 93.3%, was 12.6 percentage points lower than in 2012, when it was 105.9%. For the year ended December 31, 2013, the P&C combined ratio of 92.5% was 3.8 percentage points lower than in 2012, when it was 96.3%.

•	Net investment income for the quarter was $240.8 million, compared to $245.0 million in the prior year quarter and $237.9 million in the third quarter of 2013.

•
Net income from investment fund and investment manager operating affiliates was $77.7 million in the quarter, compared to income of $31.5 million in the prior year quarter. The increase was primarily due to strong performance from our alternative funds.

•
Fully diluted tangible book value per ordinary share increased by $0.90 from the prior quarter, driven by net income growth combined with the benefit of share buybacks, partially offset by $29.9 million of unrealized losses on investments net of deferred tax.

•
During the quarter, the Company purchased 4.9 million ordinary shares for $150.0 million at an average price of $30.85 per share, which was accretive to fully diluted tangible book value per ordinary share by $0.05. At December 31, 2013, $275.0 million of ordinary shares remained available for purchase under the Company’s previously announced $850.0 million share buyback program.

P&C Operations
Three Months and Year Ended December 31
(U.S. dollars in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Gross premiums written	$1,457,866	$1,518,463	$7,416,792	$7,175,130
Net premiums written	$1,074,422	$1,338,249	$5,903,982	$5,957,019
Net premiums earned	$1,510,727	$1,538,557	$6,014,099	$5,765,978

Underwriting profit (loss)	$101,450	$(90,681)	$451,062	$216,132

Loss ratio	62.5%	77.4%	62.0%	65.3%
Underwriting expense ratio	30.8%	28.5%	30.5%	31.0%
Combined ratio	93.3%	105.9%	92.5%	96.3%

•
P&C gross premiums written (“GPW”) in the fourth quarter decreased 4.0% compared to the prior year quarter. The Insurance segment GPW decreased 5.0% from the prior year quarter, as a result of the decision not to renew a large International professional program that did not meet our profitability criteria. During the quarter, the Insurance segment continued to experience growth in the North American business group, most notably in Property lines, robust new business in our emerging Political Risk and Crisis Management businesses and favorable pricing and renewals across the majority of the businesses. The Reinsurance segment GPW increased 4.4% from the prior year quarter, predominantly driven by new casualty business in the International business group, partially offset by higher catastrophe related reinstatement premiums in the prior year quarter associated with Storm Sandy.

•	P&C net premiums written in the fourth quarter decreased by 19.7% compared to the prior year quarter primarily as a result of increased proportional reinsurance on the Insurance Professional book.

•
P&C net premiums earned (“NPE”) in the fourth quarter of $1.5 billion were comprised of $1.1 billion from the Insurance segment and $445 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 1.9%, which is a reflection of the overall strong growth in GPW primarily across North American Property and Construction businesses over recent quarters, and within our International Property and Casualty operation driven in part by improved pricing, partially offset by higher ceded premiums in professional lines. Reinsurance NPE decreased by 9.8%, driven by our re-underwriting activities in the International business group on marine lines throughout the year, and from the non-renewal of a crop quota share treaty in North America. In addition, catastrophe related reinstatement premiums were higher in the prior year quarter.

•
The P&C loss ratio in the current quarter was 14.9 percentage points lower than in the prior year quarter. Included in the P&C loss ratio was favorable prior year development of $60.9 million compared to $97.8 million in the prior year quarter. The P&C loss ratio variance was also impacted by natural catastrophe pre-tax losses of $94.3 million net of reinsurance and reinstatement premiums, with approximately $70.6 million related to the Reinsurance segment and the remainder related to the Insurance segment, compared to $351.8 million in the prior year quarter, with approximately $203.8 million related to the Reinsurance segment and $148.0 million related to the Insurance segment. Excluding prior year development and natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums, the fourth quarter P&C loss ratio was 0.3 percentage points lower than the prior year quarter due to a lower level of attritional property losses in the Reinsurance segment partially offset by late 2013 Insurance property losses.

•
Operating expenses in the quarter were 9.7% higher than in prior year quarter largely because of increases in compensation costs driven by growth initiatives in the Insurance segment and performance-based compensation adjustments, as well as the timing of costs associated with our infrastructure improvements. For the full year 2013, operating expenses were 3.3% higher than the prior year.

•
The P&C combined     ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 91.0%, compared to 89.3% for the prior year quarter. The Insurance segment combined ratio on this basis was 98.2% for the quarter, compared to 96.5% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 73.6%, compared to 72.9% for the prior year quarter. The P&C combined ratio on this basis for the year was 92.0%, compared to 93.7% for the prior year.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated February 5, 2014 and is available from the Investor Relations section of the XL website.
A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Wednesday, February 5, 2014. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on February 5, 2014, through midnight Eastern Time on March 5, 2014. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on February 5, 2014, until midnight Eastern Time on March 6, 2014, by dialing (203) 369-1353 or (866) 461- 2736.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to: the future of the Euro-zone, the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency; and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (i) in our investment portfolio and (ii) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Income statement data:
(U.S. Dollars in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Revenues:
Gross premiums written:
- P&C operations	$1,457,866	$1,518,463	$7,416,792	$7,175,130
- Life operations	87,780	88,754	324,343	355,753

Net premiums written:
- P&C operations	$1,074,422	$1,338,249	$5,903,982	$5,957,019
- Life operations	81,398	80,826	295,422	324,432

Net premiums earned:
- P&C operations	$1,510,727	$1,538,557	$6,014,099	$5,765,978
- Life operations	81,398	80,829	295,422	324,459

Net investment income	$240,781	$244,994	$957,716	$1,012,348
Net realized gains (losses) on investments	12,258	11,182	87,777	14,098
Net realized and unrealized gains (losses) on derivative instruments	4,138	2,565	7,798	5,221
Income (loss) from investment fund affiliates	54,548	19,949	138,391	58,504
Fee income and other	8,653	15,411	40,031	51,789
Total revenues	$1,912,503	$1,913,487	$7,541,234	$7,232,397
Expenses:
Net losses and loss expenses incurred - P&C operations	$944,254	$1,190,985	$3,731,464	$3,765,482
Claims and policy benefits - Life operations	121,433	114,302	465,702	486,195
Acquisition costs	218,850	234,058	909,323	913,492
Operating expenses	314,681	286,745	1,213,178	1,173,955
Foreign exchange (gains) losses	(3,780)	(2,887)	(28,243)	10,545
Interest expense	40,632	37,640	155,462	172,204
Total expenses	$1,636,070	$1,860,843	$6,446,886	$6,521,873
Income (loss) before income tax and income (loss) from operating affiliates	$276,433	$52,644	$1,094,348	$710,524

Net income (loss) from operating affiliates	31,391	14,414	119,804	53,887
Provision (benefit) for income tax	4,257	(17,785)	77,505	34,028

Net income (loss)	303,567	84,843	1,136,647	730,383

Non-controlling interests	(2,787)	(3,399)	(76,731)	(79,255)

Net income (loss) attributable to ordinary shareholders	$300,780	$81,444	$1,059,916	$651,128

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. Dollars in thousands except share and per share amounts)	At	At
	December 31, 2013	December 31, 2012
	(Unaudited)	(Note 1)
Total investments available for sale	$28,996,661	$28,818,982
Fixed maturities, held to maturity	2,858,695	2,814,447
Cash and cash equivalents	1,800,832	2,618,378
Investments in affiliates	1,370,943	1,126,875
Unpaid losses and loss expenses recoverable	3,435,230	3,382,102
Goodwill and other intangible assets	411,611	408,527
Total assets	45,652,887	45,386,895

Unpaid losses and loss expenses	20,481,065	20,484,121
Deposit liabilities	1,509,243	1,551,398
Future policy benefit reserves	4,803,816	4,812,046
Unearned premiums	3,846,526	3,755,086
Notes payable and debt	2,263,203	1,672,778

Total shareholders’ equity	11,349,298	11,856,402
Ordinary shareholders' equity	9,997,633	10,510,077
Ordinary shares outstanding (Note 2)	278,297,762	298,732,832

Basic book value per ordinary share (Note 3)	$35.92	$35.18
Fully diluted book value per ordinary share (Note 3)	$35.32	$34.70
Fully diluted tangible book value per ordinary share (Note 3)	$33.86	$33.35

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 2) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three months and year ended December 31, 2013 and 2012.

(U.S. Dollars in thousands except share and per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$300,780	$81,444	$1,059,916	$651,128
Net realized (gains) losses on investments, net of tax	(7,143)	(34,926)	(82,605)	(38,234)
Net realized and unrealized (gains) losses on derivatives, net of tax	(4,138)	(2,565)	(7,798)	(5,216)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	6,919	(259)	6,556	(301)
Exchange (gains) losses, net of tax	(9,537)	(4,811)	(33,101)	6,719
Operating net income (loss) (Note 2)	$286,881	$38,883	$942,968	$614,096
Per ordinary share results: (Note 3)
Net income (loss) attributable to ordinary shareholders - diluted	$1.05	$0.27	$3.63	$2.10
Operating net income (loss) - diluted (Note 2)	$1.00	$0.13	$3.23	$1.98
Weighted average ordinary shares outstanding:
Basic	281,403,151	300,512,874	287,801,125	307,371,726
Diluted - Net income	286,007,396	304,490,554	292,069,296	310,282,466
Diluted - Operating net income	286,007,396	304,490,554	292,069,296	310,282,466
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 4)	$9,997,633	$10,510,077	$9,997,633	$10,510,077
Unrealized (gain) loss on investments, net of tax	$(781,007)	$(1,476,453)	$(781,007)	$(1,476,453)
Average ordinary shareholders' equity excluding unrealized gains (losses) on investments, net of tax (Note 4)	$9,156,787	$9,030,614	$9,125,125	$8,961,743
Average ordinary shareholders' equity (Note 4)	$9,952,767	$10,460,564	$10,253,855	$9,960,868
Operating net income (loss) (Note 2)	$286,881	$38,883	$942,968	$614,096
Annualized operating net income (loss) (Note 2)	$1,147,524	$155,532	$942,968	$614,096
Annualized return on ordinary shareholders' equity - operating net income (loss) (Notes 2 and 4)	11.5%	1.5%	9.2%	6.2%
Annualized return on ordinary shareholders' equity excluding unrealized gains (losses) on investments - operating net income (loss) (Notes 2 and 4)	12.5%	1.7%	10.3%	6.9%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.

Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL's insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax. “Operating net income”, “return on ordinary shareholders’ equity” based on operating net income and “return on ordinary shareholders’ equity” based on operating net income excluding unrealized gains and losses on investments are non-GAAP financial measures.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, (2) net realized and unrealized gains and losses on derivatives, net of tax, (3) XL's share of items (1) and (2) for XL’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax and (5) foreign exchange gains or losses, net of tax; (ii) return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; and (iv) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating net income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.